As filed with the Securities and Exchange Commission on November 18, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reunion Neuroscience Inc.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

30 Duncan Street, Lower North Suite
Toronto, ON, Canada	M5V 2C3
(Address of Principal Executive Offices)	(Zip Code)

Equity Compensation Plan

(Full title of the plan)

Gregory Mayes
President and Chief Executive Officer	David C. Schwartz, Esq.
Reunion Neuroscience Inc.	Morgan, Lewis & Bockius LLP
30 Duncan Street, Lower North Suite	502 Carnegie Center
Toronto, Ontario M5V 2C3	Princeton, New Jersey 08540
1(888) 880-7386	(609) 919-6600
(Name, address, telephone number,	(With copies to)
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference and shall be deemed to be a part of this Registration Statement:

(1)             The Registrant’s Annual Report on Form 40-F for the year ended March 31, 2022, filed with the Commission on June 30, 2022;

(2)             All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2022; and

(4)             The description of the Common Shares of the Registrant contained under the section captioned “Description of Securities” in the Registrant’s Registration Statement on Form F-10, filed with the Commission December 7, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under section 124 of the Canada Business Corporation Act (“CBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided the Registrant may not indemnify an individual referred to above unless the individual: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The CBCA further provides that the Registrant may, with the approval of a court, indemnify an individual referred to above, or advance moneys for the cost, charges and expenses of a proceeding referred to above, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, under the CBCA, an individual referred to above is entitled to indemnity from the Registrant in respect of all costs, charges and expenses, reasonably incurred by the individual in the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity referred to above, if the individual seeking indemnity was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and if the individual fulfills the conditions set out in (a) and (b) above. In addition, the CBCA provides that the Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, provided the individual shall repay the moneys if the individual does not fulfill the conditions in (a) and (b) above.

By-law No. 1 of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by the CBCA or otherwise by law, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided the individual fulfills the conditions set out in (a) and (b) in the paragraph above. In addition, By-law No. 1 of the Registrant provides that the Registrant shall advance moneys to an individual referred to above for the costs, charges and expenses of such proceedings, and the individual shall repay the moneys if the individual does not fulfil the conditions set out in (a) and (b) in the paragraph above.

The Registrant has entered into indemnification agreements with each of its senior officers and directors pursuant to which they are indemnified and held harmless substantially to the extent permitted by, and subject to the limitations of, the CBCA.

The Registrant also maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law and subject to the terms and conditions, exclusions, limits and deductibles of the policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant hereby files the exhibits set forth below:

Exhibit Number	Description of Exhibit
4.1	Articles of Reunion Neuroscience Inc.

4.2	By-law No. 1 of Reunion Neuroscience Inc.

5.1	Opinion of Bennett Jones LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Shares being registered on this Registration Statement.

10.1	Reunion Neuroscience, Inc. Equity Compensation Plan.

23.1	Consent of Bennett Jones LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP

23.3	Consent of MNP LLP

24.1	Power of Attorney (included on signature page).

107	Filing Fee Exhibit

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario Canada on this 18th day of November, 2022.

Reunion Neuroscience Inc. (Registrant)

By:	/s/ Gregory Mayes
Name: Gregory Mayes
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Mayes and Edward Smith, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (this “Registration Statement”) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the date listed below.

Signature	Capacity	Date

/s/ Gregory Mayes	President and Chief Executive Officer, Director	November 18, 2022
Gregory Mayes	(Principal Executive Officer)

/s/ Edward Smith	Chief Financial Officer	November 18, 2022
Edward Smith	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph Del Moral	Director	November 18, 2022
Joseph Del Moral

/s/ Hannan Fleiman	Director	November 18, 2022
Hannan Fleiman

/s/ Helen Boudreau	Director	November 18, 2022
Helen Boudreau

/s/ Dieter Weinand	Director	November 18, 2022
Dieter Weinand

/s/ Ellen Lubman	Director	November 18, 2022
Ellen Lubman

/s/ Barry Fishman	Director	November 18, 2022
Barry Fishman